Exhibit 23

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

To the Board of Directors

Vubotics, Inc.

We hereby consent to the use, in the 10-KSB of Vubotics, Inc., of our report dated March 30, 2007 relating to the financial statements of Vubotics, Inc. as of December 31, 2006.

WT Uniack & Co., CPA’s, P.C.

/s/ WT Uniack & Co., CPA’s, P.C.
P O Box 950
Alpharetta, GA 30009

March 30, 2007